Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2016 Results

DALLAS, Texas - (Business Wire) - May 9, 2016 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the first quarter 2016, which ended on April 3, 2016.

Highlights of the first quarter 2016 results as compared to the first quarter 2015 include:

•	Total revenues increased 7.8% to $176.7 million;

•	Comparable restaurant sales at Pollo Tropical were flat, and comparable guest traffic increased 0.1%;

•	Comparable restaurant sales at Taco Cabana increased 1.7%, and comparable guest traffic decreased 0.8%;

•	Six Company-owned Pollo Tropical restaurants were opened;

•	Net income decreased $0.6 million to $9.9 million, or $0.37 per diluted share, compared to the prior year period of net income of $10.5 million, or $0.39 per diluted share; and

•
Adjusted net income decreased $0.4 million to $10.0 million, or $0.37 per diluted share, compared to the prior year period adjusted net income of $10.3 million, or $0.39 per diluted share (see non-GAAP reconciliation table below).

President and Chief Executive Officer of Fiesta Restaurant Group Tim Taft commented, “During the first quarter, Pollo Tropical matched a record comparable restaurant sales level from the prior year despite the approximate 2.0% negative impact of planned cannibalization and the general slowdown in restaurant sales industrywide.”

Taft added, “Reaching media efficiency is critically important to building brand awareness for Pollo Tropical in emerging geographies. In San Antonio and Nashville, where we recently launched media, we have experienced a meaningful lift in sales. We will be launching media in Atlanta during the third quarter, ahead of our original schedule, and are hopeful for a similar, favorable response. The implementation of a new loyalty program, third party delivery and increased catering focus at both brands are also on track for rollout later this year. We believe investment spending in new markets and the current consumer environment will put pressure on results in the first half of 2016, however, we are expecting the trajectory of sales and margins to improve in the second half of the year.”

First Quarter 2016 Financial Review

Consolidated Results

Total revenues increased 7.8% to $176.7 million from $163.9 million compared to the prior year period, due primarily to 29 net Company-owned restaurant openings. Comparable restaurant sales were flat at Pollo Tropical compared to a 6.4% gain in the prior year period and increased 1.7% at Taco Cabana compared to a 3.8% gain in the prior year period.

Cost of sales as a percentage of restaurant sales improved 70 basis points compared to the prior year period due primarily to favorable chicken costs and successful implementation of supply chain management initiatives that were partially offset by operating inefficiencies and higher discounts and promotions.

Restaurant wages and related expenses as a percentage of restaurant sales increased 70 basis points compared to the prior year period due primarily to higher labor costs, including the impact of new Company-owned restaurants and the addition of restaurant managers that will be deployed to new restaurants opening later in the year.

Other restaurant operating expenses as a percentage of restaurant sales increased 50 basis points compared to the prior year period due primarily to timing of repairs and maintenance and higher real estate taxes, partially offset by lower utility costs.

Restaurant rent expense as a percentage of restaurant sales increased 20 basis points compared to the prior year period due primarily to new restaurants, which generally have higher rent, partially offset by the impact of higher sales.

General and administrative expenses were $13.8 million in both the current and prior year periods. General and administrative expenses for the first quarter of 2016 included $0.7 million in advisory fees related to the previously announced separation transaction, partially offset by a $0.4 million reduction in planned legal settlement costs. As a percentage of revenues, general and administrative expenses were 60 basis points lower due primarily to the favorable impact of higher sales and lower incentive based compensation costs.

Other income of $0.2 million consisted of additional proceeds related to a Taco Cabana restaurant that closed in 2015 as a result of an eminent domain proceeding.

The provision for income taxes was derived using an estimated annual effective tax rate for 2016 of 36.5% which was lower than the prior year period estimated annual effective tax rate of 38.3%. In December 2015, the Work Opportunity Tax Credit was retroactively reinstated for 2015 and prospectively for 2016 to 2019.

Net income decreased $0.6 million to $9.9 million, or $0.37 per diluted share, compared to net income of $10.5 million, or $0.39 per diluted share, in the prior year period, primarily due to new restaurant performance and advisory fees related to the previously announced proposed separation transaction.

Adjusted net income decreased $0.4 million to $10.0 million, or $0.37 per diluted share, compared to the prior year period of adjusted net income of $10.3 million, or $0.39 per diluted share (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 13.8% to $98.9 million compared to the prior year period due primarily to 31 net Company-owned restaurant openings. Comparable restaurant sales were flat during the quarter, which included a 0.1% increase in comparable guest traffic, offset by a 0.1% decrease in average check. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant transaction growth by approximately 2.0%. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 0.7%, offset by higher promotions and discounts. Prior to this quarter, the brand had delivered 25 consecutive quarters of comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 6.4%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, decreased 1.6% to $15.7 million compared to the prior year period (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales increased 1.1% to $77.0 million compared to the prior year period due primarily to a comparable restaurant sales increase of 1.7%, net of restaurant closures. The increase in comparable restaurant sales resulted from a 2.5% increase in average check, partially offset by a 0.8% decrease in comparable guest traffic. Average check was driven by menu price increases that positively impacted restaurant sales by 2.7%. The brand has delivered comparable restaurant sales growth in nine consecutive quarters and in 22 of the past 23 quarters. On a two-year basis, quarterly comparable restaurant sales grew 5.5%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 13.9% to $10.2 million compared to the prior year period (see non-GAAP reconciliation table below).

Restaurant Development

During the first quarter of 2016, Fiesta opened six Company-owned Pollo Tropical restaurants including four in Texas and two in Florida.

As of April 3, 2016, Fiesta had 161 Company-owned Pollo Tropical restaurants, 162 Company-owned Taco Cabana restaurants, 36 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guatemala, Honduras, Panama, Trinidad & Tobago and Venezuela, and six franchised Taco Cabana restaurants in the U.S.

Full Year 2016 Outlook

The Company will continue to provide a limited, updated set of operating targets for 2016 which do not include any impact or costs related to the potential separation transaction:

•	Comparable restaurant sales growth of at least low single digits at both brands;

•	Cost of sales improvement of approximately 100 basis points at Taco Cabana and approximately 180 basis points at Pollo Tropical, both as a percent of brand restaurant sales;

•	General and administrative expenses of $58 million to $60 million;

•	Depreciation and amortization of $36 million to $38 million;

•	An effective tax rate of 36% to 37%;

•
With some new Pollo Tropical restaurants originally planned to open in late 2016 now anticipated to open in early 2017, we are currently planning to open 30 to 34 new Pollo Tropical Company-owned restaurants and up to four new Company-owned Taco Cabana restaurants this year; and

•	Capital expenditures of $90 to $100 million.

Investor Conference Call Today

President and Chief Executive Officer Tim Taft and Senior Vice President and Chief Financial Officer Lynn Schweinfurth will host a conference call to review first quarter 2016 results today at 4:45 p.m. ET.

The conference call can be accessed live over the phone domestically at 877-407-0789 or internationally at 201-689-8562. A replay will be available after the call until Monday, May 16, 2016, and can be accessed domestically at 877-870-5176 or internationally at 858-384-5517. The passcode is 13634560.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, including, without limitation, any statements relating to the proposed separation transaction, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 3, 2016 AND MARCH 29, 2015
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)
	April 3, 2016	March 29, 2015

Revenues:
Restaurant sales	$175,939	$163,058
Franchise royalty revenues and fees	738	817
Total revenues	176,677	163,875
Costs and expenses:
Cost of sales	54,050	51,123
Restaurant wages and related expenses (b)	45,052	40,590
Restaurant rent expense	8,921	8,007
Other restaurant operating expenses	22,388	19,859
Advertising expense	6,995	5,554
General and administrative expenses (b) (c)	13,848	13,764
Depreciation and amortization	8,336	6,847
Pre-opening costs	1,182	951
Impairment and other lease charges	12	94
Other (income) expense	(248)	(372)
Total operating expenses	160,536	146,417
Income from operations	16,141	17,458
Interest expense	558	438
Income before income taxes	15,583	17,020
Provision for income taxes	5,688	6,519
Net income	$9,895	$10,501
Basic net income per share	$0.37	$0.39
Diluted net income per share	$0.37	$0.39
Basic weighted average common shares outstanding	26,605,717	26,435,166
Diluted weighted average common shares outstanding	26,612,021	26,442,602

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended April 3, 2016 and March 29, 2015 each included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation expense of $36 and $67 for the three month periods ended April 3, 2016 and March 29, 2015, respectively. General and administrative expenses include stock-based compensation expense of $975 and $874 for the three month periods ended April 3, 2016 and March 29, 2015, respectively.

(c) General and administrative expenses for the three months ended April 3, 2016 include $701 in costs related to the proposed separation transaction and a $350 reduction in estimated settlement charges related to a class action litigation.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	April 3, 2016	January 3, 2016

Assets
Cash	$4,053	$5,281
Other current assets	22,225	25,957
Property and equipment, net	262,838	248,992
Goodwill	123,484	123,484
Deferred income taxes	8,497	8,497
Deferred financing costs, net	841	918
Other assets	2,451	2,516
Total assets	$424,389	$415,645

Liabilities and Stockholders' Equity
Current liabilities	$43,593	$46,305
Long-term debt, net of current portion	72,513	72,612
Lease financing obligations	1,663	1,663
Deferred income sale-leaseback of real estate	29,184	30,086
Other liabilities	22,591	20,997
Total liabilities	169,544	171,663
Stockholders' equity	254,845	243,982
Total liabilities and stockholders' equity	$424,389	$415,645

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)
	Three months ended
	April 3, 2016	March 29, 2015
Segment revenues:
Pollo Tropical	$99,483	$87,570
Taco Cabana	77,194	76,305
Total revenues	$176,677	$163,875

Change in comparable restaurant sales (a):
Pollo Tropical	0.0%	6.4%
Taco Cabana	1.7%	3.8%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$717	$737
New restaurants (c)	393	509
Total company-owned (d)	622	686
Taco Cabana
Comparable restaurants (b)	$476	$463
New restaurants (c)	452	339
Total company-owned (d)	476	459

Income before income taxes:
Pollo Tropical	$9,669	$11,590
Taco Cabana	6,615	5,430

Adjusted EBITDA (e):
Pollo Tropical	$15,748	$16,011
Taco Cabana	10,205	8,957

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$23,426	$23,528
Taco Cabana	15,143	14,464

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended
	April 3, 2016	March 29, 2015

Company-owned restaurant openings:
Pollo Tropical	6	6
Taco Cabana	—	—
Total new restaurant openings	6	6

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	—	(3)
Net change in restaurants	6	3

Number of Company-owned restaurants:
Pollo Tropical	161	130
Taco Cabana	162	164
Total Company-owned restaurants	323	294

Number of franchised restaurants:
Pollo Tropical	36	37
Taco Cabana	6	7
Total franchised restaurants	42	44

Total number of restaurants:
Pollo Tropical	197	167
Taco Cabana	168	171
Total restaurants	365	338

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	April 3, 2016		March 29, 2015
		(a)		(a)
Pollo Tropical:
Restaurant sales	$98,906		$86,889
Cost of sales	31,604	32.0%	28,539	32.8%
Restaurant wages and related expenses	22,896	23.1%	18,754	21.6%
Restaurant rent expense	4,644	4.7%	3,649	4.2%
Other restaurant operating expenses	12,592	12.7%	10,089	11.6%
Advertising expense	3,762	3.8%	2,358	2.7%
Depreciation and amortization	5,278	5.3%	3,739	4.3%
Pre-opening costs	1,114	1.1%	870	1.0%
Impairment and other lease charges	—	—%	—	—%

Taco Cabana:
Restaurant sales	$77,033		$76,169
Cost of sales	22,446	29.1%	22,584	29.6%
Restaurant wages and related expenses	22,156	28.8%	21,836	28.7%
Restaurant rent expense	4,277	5.6%	4,358	5.7%
Other restaurant operating expenses	9,796	12.7%	9,770	12.8%
Advertising expense	3,233	4.2%	3,196	4.2%
Depreciation and amortization	3,058	4.0%	3,108	4.1%
Pre-opening costs	68	0.1%	81	0.1%
Impairment and other lease charges	12	—%	94	0.1%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	April 3, 2016	March 29, 2015

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$23,426	$23,528
Taco Cabana	15,143	14,464
Consolidated	38,569	37,992
Add:
Franchise royalty revenue and fees	738	817
Less:
Pre-opening costs	1,182	951
General and administrative (excluding stock-based compensation expense of $975 and $874, respectively)	12,873	12,890
Adjusted EBITDA:
Pollo Tropical	15,748	16,011
Taco Cabana	10,205	8,957
Fiesta	(701)	—
Consolidated	25,252	24,968
Less:
Depreciation and amortization	8,336	6,847
Impairment and other lease charges	12	94
Interest expense	558	438
Provision for income taxes	5,688	6,519
Stock-based compensation expense	1,011	941
Other (income) expense	(248)	(372)
Net income	$9,895	$10,501

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges, gain on condemnation, separation costs and legal settlements and related costs. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	April 3, 2016		March 29, 2015
	$	EPS	$	EPS
Net income	$9,895	$0.37	$10,501	$0.39
Add (each net of tax effect):
Impairment and other lease charges (a)	8	—	58	—
Gain on condemnation (b)	(150)	(0.01)	(229)	(0.01)
Separation costs (c)	445	0.02	—	—
Legal settlements and related costs (d)	(222)	(0.01)	—	—
Adjusted net income	$9,976	$0.37	$10,330	$0.39

(a) Impairment and other lease charges for the three months ended April 3, 2016 and March 29, 2015 are presented net of a tax benefit of $4 and $36, respectively.

(b) Gain on condemnation for the three months ended April 3, 2016 includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding. Gain on condemnation for the three months ended March 29, 2015 primarily includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of a lease as a result of an eminent domain proceeding. Gain on condemnation for each period is presented net of tax expense of $86 and $143 for the three months ended April 3, 2016 and March 29, 2015, respectively.

(c) Separation costs for the three months ended April 3, 2016 include advisory fees related to the proposed separation transaction and is presented net of a tax benefit of $256.

(d) Legal settlements and related costs for the three months ended April 3, 2016 include a reduction in estimated costs for a legal settlement that was paid during the quarter. Legal settlements and related costs is presented net of tax expense of $128 for the three months ended April 3, 2016.